Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2011 FIRST QUARTER RESULTS

First Quarter 2011 Highlights

•                  Sales of $331.6 million were 26.1% higher than last year (26.2% in constant currency) led by strong Commercial Aerospace sales (up 30.0% in constant currency).

•                  Net income increased 67% to $26.4 million, $0.26 per diluted share ($0.25 per adjusted diluted share, see Table C), versus $15.8 million, $0.16 per diluted share last year ($0.15 per adjusted diluted share).

•                 Increasing full year earnings guidance to $0.95 - $1.05 per adjusted diluted share.

	Quarter Ended March 31,
(In millions, except per share data)	2011	2010	% Change

Net Sales	$331.6	$263.0	26.1%
Net sales change in constant currency			26.2%
Operating Income	47.2	23.8	98%
Net Income	26.4	15.8	67%
Diluted net income per common share	$0.26	$0.16	63%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$41.5	$27.3	52%
As a % of sales	12.5%	10.4%
Adjusted Net Income (table C)	25.3	14.5	74%
Adjusted diluted net income per share	$0.25	$0.15	67%

STAMFORD, CT. April 25, 2011 — Hexcel Corporation (NYSE: HXL), today reported results for the first quarter of 2011.  Net sales during the quarter were $331.6 million, 26.1% higher than the $263.0 million reported for the first quarter of 2010.  Operating income for the period was $47.2 million, compared to $23.8 million last year.  Net income for the first quarter of 2011 was $26.4 million, or $0.26 per diluted share, compared to $15.8 million or $0.16 per diluted share in 2010.   Excluding the items in Table C, adjusted diluted net income for the first quarter of 2011 was $0.25 per share compared to $0.15 per share in 2010.

Chief Executive Officer Comments

Mr. Berges commented, “We are very pleased with the start of 2011.  Our sales growth was again led by new programs in the commercial aerospace market and we experienced solid year over year growth across all of our other markets as well.  The higher sales helped us to increase our adjusted operating income by 52% and adjusted net income by 74% over last year.”

Looking ahead, Mr. Berges said, “Thanks to the strong start to the year, we are increasing our adjusted diluted EPS guidance to $0.95 - $1.05 (from $0.90 - $0.98). We are also raising our sales guidance for the year by $50 million to $1,275 million - $1,350 million.”

Markets

Commercial Aerospace

•                  Commercial Aerospace sales of $197.6 million increased 30.0% (same in constant currency) for the quarter as compared to the first quarter 2010.  Revenues attributed to new aircraft programs (A380, A350, B787, B747-8) more than doubled versus the same period last year and now comprise more than 25% of Commercial Aerospace sales.  Airbus and Boeing legacy aircraft related sales for the quarter were up about 5% compared to the first quarter of 2010 as we begin to see the additional demand of upcoming line-rate increases.

•                  Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were the highest since the first quarter of 2009 and more than 40% above the same period last year as revenues for business jet applications gained traction.

Space & Defense

•                  Space & Defense sales of $79.7 million were 9.9% higher (10.1% in constant currency) than the first quarter of 2010.  We continue to benefit from rotorcraft related growth as new programs and blade retrofit programs are increasingly composites based.  Rotorcraft sales were up 15% over last year and represent over 50% of our Space & Defense sales.

Industrial

•                  Total Industrial sales of $54.3 million for the first quarter of 2011 were 41.0% higher (41.8% in constant currency) than the first quarter of 2010.  Wind sales for the quarter were up significantly from the first quarter of 2010 as last year was impacted by production shutdowns at our largest wind energy customer, but were in line with the 2010 full year run-rate.  Based on the announced backlog of our wind turbine customers, we expect steady improvement in sales each quarter this year.

•                  Industrial sales other than wind were up over 10% in constant currency for the quarter from last year’s first quarter levels.  Sales were consistent with the range we experienced in the second half of 2010.

Tax

•                  The tax provision was $12.2 million for the first quarter of 2011, an effective tax rate of 32%, in line with our guidance for the year.  Last year’s first quarter tax provision of $1.5 million included a $3.5 million benefit from the New Clean Energy Manufacturing Tax Credits for qualifying expenditures made in our Colorado wind energy facility in 2009.  Excluding these tax credits, our first quarter 2010 effective tax rate was 29.1%.

Cash and other

•                  Free cash flow for the quarter was a use of cash of $19 million versus a use of about $10 million in the first quarter of 2010, as increased capital spending was partially offset by the higher earnings.  Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.  Total debt, net of cash as of March 31, 2011 was $229.2 million, an increase of $14.2 million from December 31, 2010, but a decrease of $68.1 million from March 31, 2010.

•                  Interest expense for the first quarter was $4.2 million compared to $6.6 million last year.  The decrease reflects the lower borrowing rate as a result of the July 2010 refinancing and the February 1, 2011 bond redemption, as well as lower outstanding debt.

•                  As previously announced, the 2011 results include $5.7 million (after tax of $0.04 per diluted share) benefit from the curtailment of a pension plan, partially offset by a $4.9 million (after tax of $0.03 per diluted share) charge from the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $150 million of the 6.75% senior subordinated notes.  The redemption was primarily funded by the $135 million add-on to our senior secured credit facility that was completed in December 2010.

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, April 26, 2011 to discuss the first quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-4919 and the confirmation code is 9796559.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Airbus and Boeing, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the changes in product mix, efficiency improvements, continued cost reduction efforts and the current economic environment; outcome of legal matters; and the impact of the above factors on our expectations of 2011 financial results.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased raw material costs, competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, supply chain disruptions, conditions in the financial markets and changes in currency exchange rates, interest rates, governmental and environmental regulations and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended March 31,
(In millions, except per share data)	2011	2010
Net sales	$331.6	$263.0
Cost of sales	248.6	196.9

Gross margin	83.0	66.1
% Gross margin	25.0%	25.1%

Selling, general and administrative expenses	32.9	31.4
Research and technology expenses	8.6	7.4
Other operating (income) expense (a)	(5.7)	3.5

Operating income	47.2	23.8

Interest expense, net	4.2	6.6
Non-operating expense (b)	4.9	—

Income before income taxes and equity in earnings from affiliated companies	38.1	17.2
Provision for income taxes (c)	12.2	1.5

Income before equity in earnings from affiliated companies	25.9	15.7
Equity in earnings from affiliated companies	0.5	0.1

Net income	$26.4	$15.8

Basic net income per common share:	$0.27	$0.16

Diluted net income per common share:	$0.26	$0.16

Weighted-average common shares:

Basic	98.2	97.3
Diluted	100.4	99.0

(a)          Other operating income for the quarter ended March 31, 2011 is a $5.7 million benefit from the curtailment of a pension plan.  For the quarter ended March 31, 2010 other operating expense is for an increase in environmental reserves for remediation of a manufacturing facility sold in 1986.

(b)         Non-operating expense is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $150 million of 6.75% senior subordinated notes

(c)          Provision for income taxes for the quarter ended March 31, 2010 includes $3.5 million of New Clean Energy Manufacturing Tax Credits awarded in January 2010 for qualifying capital investments made in our U.S. wind energy facility in 2009.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$50.6	$117.2
Accounts receivable, net	210.0	173.9
Inventories, net	198.7	169.9
Prepaid expenses and other current assets	44.2	36.7
Total current assets	503.5	497.7

Property, plant and equipment	1,106.0	1,063.9
Less accumulated depreciation	(487.2)	(465.6)
Property, plant and equipment, net	618.8	598.3

Goodwill and other intangible assets, net	56.7	56.2
Investments in affiliated companies	20.7	19.9
Deferred tax assets	55.1	63.6
Other assets	22.1	22.4
Total assets	$1,276.9	$1,258.1

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$11.4	$27.6
Accounts payable	107.8	83.0
Accrued liabilities	89.3	95.3
Total current liabilities	208.5	205.9

Long-term notes payable and capital lease obligations	268.4	304.6
Other non-current liabilities	81.0	88.2
Total liabilities	557.9	598.7

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 100.0 shares issued at March 31, 2011 and 99.5 shares issued at December 31, 2010	1.0	1.0
Additional paid-in capital	562.9	552.3
Retained earnings	174.8	148.4
Accumulated other comprehensive loss	8.7	(15.1)
	747.4	686.6
Less — Treasury stock, at cost, 2.1 shares and 2.2 shares at March 31, 2011 and December 31, 2010, respectively	(28.4)	(27.2)
Total stockholders’ equity	719.0	659.4
Total liabilities and stockholders’ equity	$1,276.9	$1,258.1

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended March 31,
(In millions)	2011	2010

Cash flows from operating activities
Net income	$26.4	$15.8

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	14.1	12.0
Amortization of debt discount and deferred financing costs and call premium expense	5.4	1.5
Deferred income taxes	9.3	(0.6)
Equity in earnings from affiliated companies	(0.5)	(0.1)
Share-based compensation	6.4	5.7
Pension curtailment gain	(5.7)	—
Excess tax benefits on share-based compensation	(2.0)	(0.4)

Changes in assets and liabilities:
Increase in accounts receivable	(30.1)	(15.7)
Increase in inventories	(24.3)	(13.6)
Increase in prepaid expenses and other current assets	(1.0)	(1.2)
Increase in accounts payable/accrued liabilities	24.7	1.5
Other — net	(5.8)	(2.0)
Net cash provided by operating activities (a)	16.9	2.9

Cash flows from investing activities
Capital expenditures and deposits for capital purchases (b)	(35.9)	(12.6)
Net cash used for investing activities	(35.9)	(12.6)

Cash flows from financing activities
Borrowings from senior secured credit facility	135.0	—
Repayment of 6.75% senior subordinated notes	(150.0)	—
Repayment of senior secured credit facility	(35.0)	—
Call premium payment for 6.75% senior subordinated notes	(3.4)	—
(Repayments) borrowings from credit line	(1.3)	0.8
Repayment of senior secured credit facility — term loan	(1.2)	(30.0)
Repayments of capital lease obligations and other debt, net	(0.1)	(0.1)
Activity under stock plans	3.1	(0.8)
Net cash (used in) financing activities	(52.9)	(30.1)

Effect of exchange rate changes on cash and cash equivalents	5.3	(4.6)
Net decrease in cash and cash equivalents	(66.6)	(44.4)
Cash and cash equivalents at beginning of period	117.2	110.1
Cash and cash equivalents at end of period	$50.6	$65.7

Supplemental Data:
Free cash flow (a)+(b)	$(19.0)	$(9.7)
Accrual basis additions to property, plant and equipment	$25.2	$6.9

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended March 31, 2011 and 2010	Table A

	(Unaudited)
	As Reported			Constant Currency (a)
(In millions)	2011	2010	B/(W) %	FX Effect (b)	2010	B/(W) %
Market Segment
Commercial Aerospace	$197.6	$152.0	30.0	$—	$152.0	30.0
Space & Defense	79.7	72.5	9.9	(0.1)	72.4	10.1
Industrial	54.3	38.5	41.0	(0.2)	38.3	41.8
Consolidated Total	$331.6	$263.0	26.1	$(0.3)	$262.7	26.2

	%	%	%
Consolidated % of Net Sales
Commercial Aerospace	59.6	57.8	57.9
Space & Defense	24.0	27.6	27.5
Industrial	16.4	14.6	14.6
Consolidated Total	100.0	100.0	100.0

(a)          To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter ended March 31, 2010 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2011 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Table B

	(Unaudited)
(In millions)	Composite Materials (b)	Engineered Products	Corporate & Other (a)(b)	Total
First Quarter 2011
Net sales to external customers	$256.3	$75.3	$—	$331.6
Intersegment sales	13.9	0.3	(14.2)	—
Total sales	270.2	75.6	(14.2)	331.6
Operating income (loss) (b)	49.8	12.5	(15.1)	47.2
% Operating margin	18.4%	16.5%		14.2%

Other operating income	5.7	—	—	5.7
Depreciation and amortization	12.9	1.1	0.1	14.1
Stock-based compensation expense	1.6	0.3	4.5	6.4
Accrual based additions to capital expenditures	24.3	0.9	—	25.2

First Quarter 2010
Net sales to external customers	$200.4	$62.6	$—	$263.0
Intersegment sales	8.9	—	(8.9)	—
Total sales	209.3	62.6	(8.9)	263.0
Operating income (loss) (b)	30.6	11.4	(18.2)	23.8
% Operating margin	14.6%	18.2%		9.0%

Other operating expense	—	—	3.5	3.5
Depreciation and amortization	10.9	1.0	0.1	12.0
Stock-based compensation expense	1.6	0.3	3.8	5.7
Accrual based additions to capital expenditures	6.8	0.1	—	6.9

(a)          We do not allocate corporate expenses to the operating segments.

(b)         The first quarter 2011 Composite Materials operating income includes a $5.7 million benefit from the curtailment of a pension plan. First quarter 2010 Corporate and Other includes a $3.5 million charge to the environmental reserves primarily for remediation at a manufacturing facility sold in 1986.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income and Net Income	Table C

	Unaudited
	Quarter Ended March 31,
(In millions)	2011	2010

GAAP operating income	$47.2	$23.8
- Other operating (income) expense (a)	(5.7)	3.5
Adjusted Operating Income	$41.5	$27.3
% of Net Sales	12.5%	10.4%
- Stock Compensation Expense	$6.4	$5.7
- Depreciation and amortization	14.1	12.0
Adjusted EBITDA	$62.0	$45.0

	Unaudited
	Quarter Ended March 31,
	2011		2010
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$26.4	$0.26	$15.8	$0.16
- Other operating (income) expense (net of tax) (a)	(4.1)	(0.04)	2.2	0.02
- Non-operating expense (net of tax) (b)	3.0	0.03	—	—
- Tax credits for capital investments in wind energy facility (c)	—	—	(3.5)	(0.04)
Adjusted net income	$25.3	$0.25	$14.5	$0.15

(a)          Other operating expense for the quarter ended March 31, 2011 is a benefit from the curtailment of a pension plan.  In 2010, other operating expense is the increase in environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

(b)        Non-operating expense is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $150 million of 6.75% senior subordinated notes

(c)          New Clean Energy Manufacturing Tax Credits awarded this quarter for qualifying capital investments made in our U.S. wind energy facility in 2009.

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Net Income Per Common Share	Table D

	Unaudited
	Quarter Ended March 31,
(In millions, except per share data)	2011	2010

Basic net income per common share:
Net income	$26.4	$15.8
Weighted average common shares outstanding	98.2	97.3
Basic net income per common share	$0.27	$0.16

Diluted net income per common share:
Net income	$26.4	$15.8
Weighted average common shares outstanding — Basic	98.2	97.3
Plus incremental shares from assumed conversions:
Restricted stock units	0.8	0.7
Stock Options	1.4	1.0
Weighted average common shares outstanding—Dilutive	100.4	99.0
Diluted net income per common share	$0.26	$0.16

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash	Table E

	Unaudited
	March 31,	December 31,	March 31,
(In millions)	2011	2010	2010

Notes payable and current maturities of capital lease obligations	$11.4	$27.6	$4.4
Long-term notes payable and capital lease obligations	268.4	304.6	358.6
Total Debt	279.8	332.2	363.0
Less: Cash and cash equivalents	(50.6)	(117.2)	(65.7)
Total debt, net of cash	$229.2	$215.0	$297.3